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                                                                   Exhibit 10.13

                                November 8, 2002

Mr. Michael J. Ward

Re:   Railroad Retirement Benefits

Upon your appointment to President of CSX Corporation (the "Company"), you were transferred to the CSX Corporation payroll. Because of this transfer your wages are subject to withholding taxes under the Federal Insurance Contributions Act ("Social Security") and not the Railroad Retirement Tax Act. In general, an employee's government-sponsored retirement benefits under Railroad Retirement exceed those benefits under Social Security because of the additional taxes paid by both the employer and the employee under Tier II of Railroad Retirement.

While the CSX Corporation Pension Plan (the "Pension Plan") provides for a benefit to plan participants who are affected by this situation as a result of a transfer out of a position that is covered by Railroad Retirement into a position covered by Social Security (the "Transfer Benefit"), that Transfer Benefit does not provide for a dollar-for-dollar exact replacement.

Notwithstanding the foregoing, the Company recognizes that you were requested to transfer your employment and that, absent this request, you would have continued to participate in Railroad Retirement and would have been entitled to additional retirement benefits under Railroad Retirement, which are not entirely replaced by the Transfer Benefit. Additionally, the Company recognizes that since you also continued to maintain a position at CSX Transportation, Inc. ("CSXT"), it is unlikely that the Railroad Retirement Board would find that your employment with CSXT was involuntarily terminated or that you had a "current connection" with CSXT for purposes of Railroad Retirement benefits.

Accordingly, by this letter the Company agrees that upon your retirement, the benefits department of CSX will perform a calculation of what your benefits would have been under Railroad Retirement, including spousal benefits, if applicable, as well as a pension calculation pursuant to the terms of the Pension Plan. In the event that the monthly Transfer Benefit is not equal to the amount that the monthly Railroad Retirement benefit would have been absent the transfer of your employment, you or your spouse will receive the balance each month of such amount from the Company's general corporate assets as a make-whole payment. Such amount will be offset by the present value of the Tier II Railroad Retirement Tax you will have saved on account of the transfer, computed in accordance with the appropriate actuarial factors in the Pension Plan at the time of your retirement. This payment will be subject to any applicable tax and withholding requirements.

Please indicate your acceptance of this arrangement by signing and returning one copy of this letter.

                                                     Very truly yours,

                                                     Andrew B. Fogarty
                                                     Executive Vice President,
                                                     Corporate Services

Agreed:        /s/ MICHAEL J. WARD
          ________________________________
                  Michael J. Ward